Exhibit 99.1

FOR IMMEDIATE RELEASE

PETRO RIVER DISCOVERS OIL FIELD IN OSAGE COUNTY, OKLAHOMA

CONFIRMS EXPLORATION TECHNIQUE UTILIZING 3D SEISIMIC TECHNOLOGY; PLANS TO SPUD ADDITIONAL WELLS IMMEDIATELY

NEW YORK, NY, May 8, 2017 Petro River Oil Corp. (OTCBB: PTRC) (“Petro River” or the “Company”), an independent oil and gas exploration company, announced today a new oil field discovery in its’ 106,500 acre concession in Osage County, Oklahoma upon successfully drilling the Chat 2-11 exploration well.

The Chat 2-11 was drilled to a depth of 2,800 feet into the Mississippian Chat. Initial results indicate up to 20 feet of oil productive formation, following flow and fracking tests, the Company plans to confirm IP rates. Additional wells are being planned to evaluate the extent of this chat field discovery.

The Company is also planning to drill the Channel 1-3 to test a Red Fork channel sand and the Chat 1-30 to test a separate chat field. These structures were identified utilizing 3D seismic technology, indicating a potential of over 2.5 million barrels of oil.

“This discovery confirms that our exploration technique utilizing 3-D seismic is working,” said Stephen Brunner, president of Petro River. “We plan to spud two other wells, the Channel 1-3 based on the data from logs of the Channel 1-11 which found approximately 45 feet of tight non-productive Red Fork sand, and the Chat 1-30 a separate chat structure test. Also, we plan to shoot more seismic along the southern part of our concession later this year.”

ABOUT: PETRO RIVER OIL CORP (OTC: PTRC)

Petro River Oil Corp. (OTC: PTRC) is an independent energy company with its core holdings in Northeast Oklahoma and Kern County, California. Petro River’s strategy is to apply modern technology, such as 3-D Seismic analysis to exploit hydrocarbon-prone resources in historically prolific plays and underexplored prospective basins to build reserves and to create value for the Company and its shareholders. Petro River owns a 20% equity interest in Horizon Energy Partners, LLC and its’ president, Stephen Brunner, is also a member of the Board of Managers of Horizon Energy Partners, LLC.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking and other statements that are not historical facts. Readers are cautioned not to place undue reliance on forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other forward looking statements will not occur, which may cause actual performance and results in future periods to differ materially from any estimates or projections of future performance or results expressed or implied by such forward looking statements. These forward looking statements, projections and statements are subject to change and could differ materially from final reported results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. Petro River assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities law. Additionally, Petro River undertakes no obligation to comment on the expectations of, or statements made by, third parties in respect to the matters discussed above. Readers should also carefully review the “Risk Factors” in Petro River’s annual report on Form 10-K, its quarterly reports on Form 10-Q, and other reports filed with the SEC under the Securities Exchange Act of 1934, as amended.

For additional information about Petro River Oil, please visit http://petroriveroil.com/ or contact:

Investor Relations
ir@petroriveroil.com

telephone: (469) 828-3900